Exhibit 4.3
Description of the Registrant’s Securities Registered Pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended

The common stock, par value $0.01 per share (“Common Stock”), of The Macerich Company (“Macerich,” “we,” or “our”) is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description sets forth certain general terms and provisions of our Common Stock. These descriptions are in all respects subject to and qualified in their entirety by, and should be read in conjunction with, the applicable provisions of our Articles of Amendment and Restatement, as further amended and supplemented (our “Articles”), and our Amended and Restated Bylaws (our “Bylaws”), each of which is incorporated herein by reference and copies of which are incorporated by reference as exhibits to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and the applicable provisions of the Maryland General Corporation Law (the “MGCL”).
Capitalization
Our Articles authorize us to issue up to 325,000,000 shares of capital stock, consisting of 250,000,000 shares of Common Stock, 15,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and 60,000,000 shares of excess stock, par value $0.01 per share (“Excess Stock”).
Common Stock
Voting Rights
Subject to the provisions of our Articles regarding Excess Stock, the holders of our Common Stock have full voting rights, one vote for each share held of record.
Dividend Rights
Subject to the provisions of our Articles regarding Excess Stock and the rights of any holders of Preferred Stock, holders of our Common Stock are entitled to receive the dividends authorized by our board of directors and declared by us out of funds legally available for this purpose.
Distributions on Liquidation
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of any outstanding shares of any other class or series of stock having liquidation preferences, if any, the assets legally available for distribution to holders of our Common Stock will be distributed ratably among the holders of our Common Stock.
Other Rights
Holders of our Common Stock have no preemptive or other subscription or conversion rights. Our Common Stock is not subject to assessment or any sinking fund.
Stock Exchange Listing
Our shares of Common Stock are listed on the New York Stock Exchange under the symbol “MAC”.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

Relationship to Preferred Stock
Under our Articles, we may issue shares of Preferred Stock from time to time, in one or more series as authorized by our board of directors. Prior to issuance of shares of each class or series, our board of directors is required by the MGCL to adopt resolutions and file Articles Supplementary with the State Department of Assessments and Taxation of Maryland, fixing for each class or series the designations, powers, preferences, conversion and other rights, voting powers, qualifications, limitations as to dividends, restrictions and terms and conditions of redemption. Our board of directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a change of control or other transaction in which holders of some, or a majority, of shares of our Common Stock might receive a premium for their shares over the then prevailing market price of those shares or which such holders might believe to be otherwise in their best interests.
We currently have 1,961,345 shares of Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) authorized under our Articles, none of which are outstanding. If issued, shares of the Series D Preferred Stock could be converted into shares of our Common Stock based on a formula set forth in the applicable Articles Supplementary. Rights of holders of the Series D Preferred Stock include dividend and liquidation preferences over the holders of shares of our Common Stock and, in some circumstances, voting rights preferences over the holders of shares of our Common Stock.
See “Selected Provisions of Maryland Law and of Our Articles and Bylaws—Power to Reclassify Shares of Our Stock” for more information.
Restrictions on Transfer and Ownership
For us to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), both of the following conditions relating to ownership of shares must be satisfied:
•not more than 50% in value of our outstanding stock (after taking into account options to acquire stock) may be owned, directly or indirectly (after application of certain attribution rules), by five or fewer “individuals” (as defined under the Code to include some entities that would not ordinarily be considered “individuals”) during the last half of a taxable year; and

•shares of our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.
Our Articles Restrict the Ownership and Transfer of Shares of Our Capital Stock
Subject to exceptions specified in our Articles, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, in excess of the lesser of 5% in value or in number of shares of our outstanding capital stock. The attribution provisions are complex and may cause stock owned directly or indirectly by a group of related individuals or entities to be deemed to be owned by one individual or entity. As a result, the acquisition of less than 5% in value or in number of shares of stock (or the acquisition of an interest in an entity which owns stock) by an individual or entity could cause that individual or entity (or another individual or entity) to be deemed to own in excess of 5% in value or in number of shares of our outstanding capital stock, and thus subject that stock to the ownership limit. Our board of directors, in its sole discretion (subject to certain limitations), may waive the ownership limit with respect to our stockholders, but is under no obligation to do so. As a condition of a waiver of the ownership limit, our board of directors may require opinions of counsel satisfactory to it or other conditions as it may direct, including an agreement from the applicant that the applicant will not act to threaten our REIT status. Our Articles exclude from the ownership limit some persons and their respective families and affiliates, but provides that no excluded participant may own (directly or indirectly) more than the excluded participant’s percentage limitation, as described below under “—Issuance of Excess Stock.”
Our Articles provide that any purported transfer or issuance of shares, or other event, will be null and void if it results in a “prohibited event.” The intended transferee or purported owner in a transaction that results in a prohibited event will not acquire, and will retain no rights to, or economic interest in, those shares of stock. For more information, see the section entitled “—Issuance of Excess Stock.”
Issuance of Excess Stock
Our Articles provide that in the case of a prohibited event, the relevant shares of stock will automatically be exchanged for shares of Excess Stock, to the extent necessary to ensure that the purported transfer or other event does not result in a prohibited event. A “prohibited event” is a purported transfer of stock or other event that will, if effective, result in any of the following:
•a person owning (directly or indirectly) shares of our stock in excess of the ownership limit as determined in accordance with our Articles or owning (directly or indirectly) more than a specified percentage of our Common Stock as determined in accordance with our Articles (that person’s “percentage limitation”);
•shares of our Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•our becoming “closely held” under Section 856(h) of the Code (determined without regard to Code Section 856(h)(2) and by deleting the words “the last half of” in the first sentence of Code Section 542(a)(2) in applying Code Section 856(h)); or

•our disqualification as a REIT.
Outstanding shares of Excess Stock will be held in trust. The trustee of the trust will be appointed by us and will be independent of us, any purported record or beneficial transferee and any beneficiary of such trust (the “beneficiary”). The beneficiary will be one or more charitable organizations selected by the trustee.
Our Articles further provide that shares of Excess Stock are entitled to the same dividends as the shares of stock exchanged for Excess Stock (the “original shares”). The trustee, as record holder of the Excess Stock, is entitled to receive all dividends and distributions in respect of the Excess Stock as may be authorized by our board of directors and declared by us and will hold the dividends or distributions in trust for the benefit of the beneficiary. The trustee is also entitled to cast all votes that holders of the Excess Stock are entitled to cast. Shares of Excess Stock in the hands of the trustee will have the same voting rights as original shares. Upon our liquidation, dissolution or winding up, each share of Excess Stock will be entitled to receive ratably with each other share of stock of the same class or series as the original shares, the assets distributed to the holders of the class or series of stock. The trustee will distribute to the purported transferee the amounts received upon our liquidation, dissolution or winding up, but only up to the amount paid by the purported transferee, or the market price for the original shares on the date of the purported transfer, if no consideration was paid by the transferee, and subject to additional limitations and offsets set forth in our Articles.
If, after the purported transfer or other event resulting in an exchange of stock for shares of Excess Stock, dividends or distributions are paid with respect to the original shares, then the dividends or distributions will be paid to the trustee for the benefit of the beneficiary. While shares of Excess Stock are held in trust, Excess Stock may be transferred by the trustee only to a person whose ownership of the original shares will not result in a prohibited event. At the time of any permitted transfer, the shares of Excess Stock will be automatically exchanged for the same number of shares of the same type and class as the original shares. Our Articles contain provisions that prohibit the purported transferee of shares of Excess Stock from receiving in return for the transfer an amount that reflects any appreciation in the original shares during the period that the shares of Excess Stock were outstanding. Our Articles require any amount received by a purported transferee, in excess of the amount permitted to be received, to be paid to the beneficiary.
Our Articles further provide that we may purchase, for a period of 90 days during the time the shares of Excess Stock are held in trust, all or any portion of the Excess Stock at the lesser of the price paid for the stock by the purported transferee (or if no consideration was paid, the market price at the time of such transaction) or the market price of the relevant shares on the date we, or our designee, accept the offer to purchase the shares of Excess Stock. The 90-day period begins on the date of the prohibited transfer if the purported transferee gives notice to us of the transfer or, if no notice is given, the date our board of directors determines in good faith that a prohibited transfer has occurred.
These provisions contained in our Articles will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Amendments to our Articles generally require the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of us without the approval of our board of directors.
Any certificates representing shares of our Common Stock and our Preferred Stock bear, or will bear, a legend referring to the restrictions described above.
All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of our outstanding stock must file an affidavit with us containing the information specified in our Articles within 30 days after January 1 of each year. In addition, these and other significant stockholders are required, upon demand, to disclose to us in writing the information with respect to their direct, indirect and constructive ownership of shares of our capital stock that our board of directors deems necessary to comply with the provisions of the Code applicable to a REIT.
Selected Provisions of Maryland Law and of Our Articles and Bylaws
In addition to the ownership limit, certain provisions of our Articles, Bylaws and the MGCL may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of shares of our Common Stock might receive a premium for their shares over the then prevailing market price of those shares or which such holders might believe to be otherwise in their best interests. The following paragraphs summarize a number of these provisions, as well as selected provisions of the MGCL.
Power to Reclassify Shares of Our Stock
Our Articles and the MGCL permit our board of directors, or any duly authorized committee thereof, to classify and reclassify any unissued shares of our capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms and conditions of redemption of the classified or reclassified shares of our capital stock. The terms of any stock classified or reclassified by our board of directors or a duly authorized committee thereof in accordance with our Articles will be set forth in articles supplementary filed with the State Department of Assessments and Taxation of Maryland prior to the issuance of any classified or reclassified stock.
Our Articles also authorize our board of directors to issue one or more classes or series of Common Stock or Preferred Stock and authorize the creation and issuance of rights entitling holders thereof to purchase from us shares of stock or other securities or property.
Advance Notice of Director Nominations and New Business; Procedures for Special Meetings Requested by Stockholders
Our Articles and Bylaws provide that for any stockholder proposal to be presented in connection with an annual meeting or special meeting of our stockholders, including a proposal to nominate a director, the stockholder must have given timely written notice of the proposal to our secretary. The Bylaws provide that nominations to our board of directors and the proposal of other business to be considered by stockholders at an annual meeting of stockholders may be made only:
•pursuant to our notice of the meeting;

•by or at the direction of our board of directors;

•by any stockholder who is a stockholder of record both at the time such stockholder gives the notice required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on the proposal of other business, as the case may be, and who has complied with the advance notice procedures, including minimum and maximum time periods, set forth in our Articles and Bylaws; or

•pursuant to the proxy access provisions of our Bylaws, which allow an eligible stockholder or a qualifying group of up to 20 stockholders, owning at least 3% of our outstanding shares of Common Stock continuously for at least three years, to nominate up to the greater of two directors or the largest whole number that does not exceed 20% of the number of directors then serving on our board of directors for inclusion in our proxy materials, subject to complying with the requirements contained in our Bylaws.
Our Bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders. Nominations of persons for election to our board of directors at a special meeting of stockholders at which directors are to be elected may be made only:
•by or at the direction of our board of directors;

•by a stockholder who has requested that a special meeting be called for the purpose of electing directors in compliance with our Bylaws and who has supplied the information required by our Bylaws about each individual whom the stockholder proposes to nominate for election as a director; or

•provided that the special meeting has been called in accordance with our Bylaws for the purpose of electing directors, by any stockholder who is a stockholder of record both at the time such stockholder gives the notice required by our Bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures, including minimum and maximum time periods, set forth in our Bylaws.
Our Bylaws also contain special procedures applicable to a special meeting of stockholders that is called by the secretary to act on any matter that may properly be considered at a meeting of stockholders at the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at the meeting.
Exemptions for Our Original Founders from the Maryland Business Combination Act
Under the MGCL, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who beneficially owns 10% or more of the voting power of the corporation’s voting stock; or

•an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by two super-majority stockholder votes, unless, among other conditions, the holders of the corporation’s common stock receive a minimum price, as defined by the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. None of these provisions of the MGCL will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation before the time that the interested stockholder becomes an interested stockholder. Furthermore, a person is not an interested stockholder if the transaction by which he or she would otherwise have become an interested stockholder is approved in advance by the board of directors.
As permitted by the MGCL, our Articles exempt from these provisions any business combination between us and our original founders and their respective affiliates or related persons. As a result, these persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance with the super-majority vote requirements and the other provisions of the statute.
Non-Stockholder Constituencies
Under our Articles, for the purpose of determining our and our stockholders’ best interests with respect to a proposed business combination or other transaction involving a change of control of us, our board of directors must give due consideration to all relevant factors, including, without limitation, the interests of our employees, the economy, community and societal interests and our and our stockholders’ long-term as well as short-term interests, including the possibility that these interests may be best served by our continued independence.
Control Share Acquisitions
The MGCL provides that the acquirer of certain levels of voting power in electing directors of a Maryland corporation (one-tenth or more, but less than one-third, one-third or more but less than a majority, and a majority or more) is not entitled to vote the shares in excess of the applicable threshold unless voting rights for the shares are approved at a meeting by holders of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by an officer or director of the corporation who is an employee of the corporation, or unless the acquisition of the shares has been specifically or generally approved or exempted from the statute by a provision in the corporation’s charter or bylaws adopted before the acquisition of the shares.
Our Articles exempt from these provisions voting rights of shares owned or acquired by our original founders and their respective affiliates and related persons. Our Bylaws also contain a provision exempting from this statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.
Unsolicited Takeovers Act
Our board of directors has approved a resolution prohibiting us from unilaterally electing to be subject to Sections 3-803, 3-804 and 3-805 of Subtitle 8 of Title 3 of the MGCL (“MUTA”). MUTA permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, notwithstanding any contrary provision in its charter or bylaws, to be subject to any or all of the following five provisions:
•Section 3-803 – requiring classification of the board of directors into three classes;

•Section 3-804(a) – requiring that stockholders may remove any director by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors;

•Section 3-804(b) – requiring that the number of directors be fixed only by vote of the board of directors;

•Section 3-804(c) – requiring that any vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

•Section 3-805 – requiring that a special meeting of stockholders may be called only upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Following our board of director’s resolution, we amended our Articles to provide that we are prohibited from electing to be subject to any of the foregoing provisions, and such prohibition may not be repealed unless a proposal to repeal such prohibition with respect to any such section is approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.
Amendment to Our Articles and Bylaws
Except for those amendments permitted to be made without stockholder approval under the MGCL or by specific provision in our Articles, amendments to our Articles must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to our Articles related to the vote required to (i) remove a director, (ii) approve any extraordinary transaction (i.e., merger, share exchange, consolidation, conversion and sale of all or substantially all of our assets) or (iii) amend the provisions in our Articles relating to these matters requires the affirmative vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter.
Our Bylaws provide that, with the exception of provisions in our Bylaws relating to (i) the indemnification of our present and former directors and officers and (ii) the amendment of our Bylaws, which provisions may not be amended without the approval of our board of directors, our Bylaws may be altered or repealed or new bylaw provisions may be adopted, in each case to the extent permitted by, and consistent with, our Articles, by the affirmative vote of a majority of all the votes entitled to be cast on the matter pursuant to a proposal submitted for approval at a duly called annual meeting or special meeting of stockholders. Our board of directors may also adopt, alter or repeal any provision of our Bylaws or make new Bylaws.
Director Removal
Subject to the rights of holders of any series of Preferred Stock, our Articles provide that a director may be removed only for cause and only by the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.
Our Dissolution
Our dissolution must be approved by our board of directors and by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.
Supermajority Vote for Extraordinary Corporate Actions
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert into another entity, sell all or substantially all of its assets, or engage in a share exchange or in a similar extraordinary corporate action unless approved by the corporation’s board of directors and the affirmative vote of holders of at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for Article Seventh and Article Ninth of our Articles, which provide that amendments to the Articles (except for certain instances) and dissolution must be approved by the vote of holders of a majority of our outstanding shares of Common Stock entitled to vote on the matter, our Articles do not provide for a lesser percentage in these situations.
Exclusive Forum
Our Bylaws provide that, unless our board of directors agrees otherwise, (i) any derivative action or proceeding, (ii) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us or any of our directors, officers or other employees pursuant to the MGCL, or our Articles or Bylaws and (iv) claims governed by the internal affairs doctrine must be brought in the Circuit Court for Baltimore City, Maryland (or if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division).